Steven Huey Joins SharpSpring Board of Directors

SharpSpring Board Initiates Plan to Increase to Seven Members

GAINESVILLE, FL — December 23, 2016 —SharpSpring, Inc. (NASDAQ: SHSP), a global provider of cloud-based marketing technologies, announced the addition of Steven Huey to its board of directors effective immediately. The board of directors announced an approved plan to increase the size of its board to seven directors on or before the next annual shareholder meeting. With these changes, SharpSpring’s board will increase from five directors to seven directors, and increase its slate of independent directors from three to five.

Huey brings to SharpSpring’s board nearly 30 years of financial, business development, and operational experience in the technology industry. He is currently co-founder and CEO of Capture Higher Ed, a leading marketing technology firm that combines the principles of machine learning and big data to provide customized enrollment solutions to colleges and universities across the country. Previously, he served as COO of The Learning House, Inc., where he was instrumental in tripling the size of the company in three years. Huey also held senior roles at Aluria Software, EarthLink, CMGI, and Engage.

Huey is currently chairman of the board of two private companies, SuperFanU and Collabra Music. He also serves on the board of advisors for University of Louisville’s EMBA Program and Greater Louisville Incorporated’s entrepreneurial support organization, EnterpriseCorp. Huey received a B.S. in Accounting and Finance from Miami University and an MBA from Emory University.

“On behalf of everyone at SharpSpring, I would like to welcome Steve to our board of directors, who has joined us at a time of such rapid growth for the company,” said company Chairman, Semyon Dukach. “We look to benefit from Steve’s guidance as we work to expand our capabilities and capitalize on several key growth opportunities that will scale our business moving forward.”

“In less than three years, SharpSpring has impressively been able to garner the number two spot in the digital agency market within the multi-billion-dollar marketing automation space,” said Huey. “While they’ve experienced this rapid success in gaining market share, I believe SharpSpring still has most of its growth opportunities ahead of it. I look forward to working with the team to help the organization continue its success.”

In addition, independent director Vadim Yasinovsky informed the company of his decision not to stand for re-election at the upcoming annual meeting to focus more on his other endeavors. Yasinovsky will serve out his term as director until the annual meeting of the company’s stockholders, which is expected to take place in May 2017. The company has begun evaluating candidates to fill two new board of directors seats to achieve its new target of seven directors following Yasinovsky’s departure.

“I would like to thank Vadim for his many years of service and guidance while at SharpSpring,” added Dukach. “Vadim has played a very important role in the growth of the company, and we wish him all the best in his future pursuits. Looking forward, we are eager to identify two seasoned and talented individuals like Vadim and Steve, who have proven track records in creating significant long-term shareholder value.”

About SharpSpring, Inc.

SharpSpring, Inc. (SHSP) is a rapidly growing, global provider of cloud-based marketing automation solutions that enable businesses to improve lead generation and engagement to drive more sales. The company’s product lines, which include SharpSpring and SharpSpring Mail+, are known for their innovation, flexible architecture, ease of use, and cost-effectiveness — all backed by high-quality customer support. Learn more at www.sharpspring.com and www.sharpspringmail.com.

Company Contact:

Edward Lawton

Chief Financial Officer

617-500-0122

IR@sharpspring.com

Investor Relations:

Liolios Group, Inc.

Matt Glover or Najim Mostamand

949-574-3860

SHSP@liolios.com